Exhibit 10.01

RENOVARE ENVIRONMENTAL, INC.

80 Red Schoolhouse Road, Suite 101

Chestnut Ridge, NY 10977

June 17, 2022

Biorenewable Technologies, Inc.,

dba Harp Renewables

3002 Dow Avenue, Suite 134,

Tustin CA, 92780

Attn: Robert Webber

Harp Electrical Eng. Limited

Kentstown, Navan, County Meath, Ireland

360257

Attn: Shane Finnegan

Ladies and Gentlemen:

We are pleased to submit this non-binding letter of intent (the “Letter of Intent”) describing the proposed terms and conditions under which Renovare Environmental, Inc. a Delaware Corporation (“RENO”), will enter into a reverse merger transaction by and among (i) Biorenewable Technologies, Inc., a Delaware Corporation (“Biorenewable Technologies”), the shareholders of Biorenewable Technologies (the “Biorenewable Technologies Shareholders”), (iii) Harp Electrical Eng. Limited, a company organized under the laws of the Republic of Ireland (“Harp Electrical”), and (iv) the shareholders of Harp Electrical (the “Harp Electrical Shareholders”). For purposes of clarity, (i) Biorenewable Technologies and Harp Electrical shall herein be referred to as “Harp,” and (ii) the Biorenewable Technologies Shareholders and the Harp Electrical Shareholders shall herein be referred to as the “Harp Shareholders.”

Notwithstanding the foregoing, the parties hereto acknowledge that Biorenewable Technologies and Harp Electrical may enter into a merger prior to or simultaneously with the Reverse Merger (as defined below).

You and we agree that this Letter of Intent supersedes and replaces all prior oral and/or written discussions or understandings between the parties hereto.

Description

1.	Structure

RENO is a publicly traded corporation currently listed on the OTC Market and filing reports with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of whose common stock, par value $0.0001 per share (the “RENO Common Stock”).

Harp and the Harp Shareholders shall enter into a reverse merger transaction with RENO (the “Reverse Merger”), which shall qualify as a tax-free reorganization under the US Internal Revenue Code, pursuant to which all the outstanding shares of capital stock of Harp (i.e., all shares of capital stock held by the Harp Shareholders) will be transferred to RENO in exchange for an aggregate of twenty million (20,000,000) restricted shares of RENO Common Stock (the “Exchange Shares”). The Exchange Shares shall be issued as follows: (i) sixteen million (16,000,000) restricted shares to the Biorenewable Technologies Shareholders; and (ii) four million (4,000,000) restricted shares to the Harp Electrical Shareholders. Immediately after the closing of the transactions contemplated herein, the Harp Shareholders will own approximately eighty four percent (84%) of the issued and outstanding shares of RENO Common Stock, on a fully-diluted basis, and the shareholders of RENO will retain and own approximately sixteen percent (16%) of the issued and outstanding shares of RENO Common Stock, on a fully-diluted basis.

The anticipated closing date for the Reverse Merger (the “Closing Date”) will be on or before September 2, 2022, subject to applicable closing conditions.

The transactions described in this Letter of Intent will hereinafter be referred to as the “Transaction” or “Transactions.” All references in this Letter of Intent to “$” or “dollars” are to United States dollars unless the context specifically provides otherwise.

2.	Merger	The definitive share exchange agreement among RENO, Harp, and the Harp Shareholders (the “Exchange Agreement”), shall contain customary representations and warranties for a transaction of this type, as mutually agreed between the parties.

The Exchange Agreement will contain customary indemnification provisions to secure breaches of representations and warranties reasonably satisfactory to the parties and such other terms and provisions as shall be mutually agreed upon by and among Harp, the Harp Shareholders, and RENO consistent with the provisions in this Letter of Intent.

3.	Financial Advisor	EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), has been engaged as financial advisor to RENO.

4.	Consideration; Capitalization

Upon the closing of the Reverse Merger, RENO shall have an authorized capitalization of 100,000,000 shares of RENO Common Stock and 15,000,000 preferred shares, subject to the amendment of RENO’s certification of incorporation, as amended (which such amendment shall provide for the increase of the authorized RENO Common Stock).

The outstanding capitalization of Harp on the date hereof is set forth on Exhibit A hereto.

As consideration for the Reverse Merger, the Harp Shareholders shall receive the Exchange Shares.

Simultaneous with the Reverse Merger, RENO shall effect a reverse stock split in a ratio of 2:1-10:1 (the “Reverse Split”). The effectiveness of the Reverse Stock Split and the Reverse Merger will each be a condition precedent to the other and will occur simultaneously.

The actual and fully-diluted capitalization of RENO upon closing of the Reverse Merger and the Reverse Split, are set forth in the capitalization tables attached hereto as Exhibit B.

5.	Financial Statements of Harp; Signing Date	On or prior to the Closing Date, Harp shall provide consolidated (or condensed, as applicable) financial statements for its previous two fiscal years and all subsequent interim quarters (the “Financial Statements”). The Financial Statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”) and shall be audited by a PCAOB registered independent accounting firm. It is contemplated that the definitive agreements (e.g., the Exchange Agreement, etc.) shall be executed on or before the last day of the Exclusivity Period (as defined below).

6.	Restriction on Sale	All securities issued pursuant to the Reverse Merger shall be “restricted securities” as defined under Rule 144 of the Securities Act of 1933, as amended, and shall be subject to all applicable resale restrictions specified by federal and state securities laws.

7.	Conditions to Closing; Name Change	The Reverse Merger shall include certain customary and other closing conditions including the following:

(i)	consummation of all required definitive instruments and agreements, including, but not limited to, the Exchange Agreement in forms acceptable to RENO, Harp, and the Harp Shareholders;

(ii)	obtaining all necessary board, shareholder, third-party, and applicable regulatory consents;

(iii)	satisfactory completion by RENO and Harp of all necessary technical and legal due diligence; and

(v)	no material indebtedness or pending or threatened litigation against RENO as of Closing Date other than as disclosed on the appropriate schedules to the Exchange Agreement.

8.	Pre-Closing Covenants	RENO and Harp shall each cooperate with the other and use their reasonable best efforts to execute and deliver the Exchange Agreement and all other documents necessary or desirable to effect the Transactions as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

9.	Closing Costs	All legal and accounting fees of Harp and RENO relating to the Transactions, shall be payable on the Closing Date.

10.	Exclusivity; Break-Up Fee

From and after the date of the execution of this Letter of Intent through and including September 2, 2022 (provided that such date shall be extended by the length of the Additional RENO Diligence Period (as defined below), if any) (the “Exclusivity Period”), Harp and RENO each hereby covenant and agree that it will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business, or enter into any other transaction that would preclude the consummation of the Reverse Merger consistent with the terms set forth in this Letter of Intent (an “Alternative Business Transaction”), nor will Harp enter into any discussions or negotiations with respect thereto with any person other than RENO unless agreed upon in writing in advance by RENO.

In the event that this Letter of Intent is terminated by RENO, then RENO shall promptly, but in no event later than three (3) business days after the date of such termination, pay or cause to be paid to Harp an amount equal to $850,000.00 (the “Termination Fee), by wire transfer of immediately available funds to an account designated by Harp. The payment of the Termination Fee shall be deemed to be liquidated damages for any and all damages of any kind, character or description suffered or incurred by Harp in connection with this Letter of Intent or the transactions contemplated by this Letter of Intent. The Termination Fee shall not constitute a penalty and shall constitute Harp’s sole and exclusive remedy for any and all damages related to or arising from transactions contemplated by this Letter of Intent. Under no circumstances shall RENO be required to pay the Termination Fee on more than one occasion.

During the Exclusivity Period, Harp and RENO will each incur legal and other costs and expenses in connection with the negotiation of the Transactions and certain due diligence activities relating thereto. Either RENO or Harp shall have the right, upon prior written notice to the other party hereto, to terminate its obligations hereunder at any time, without any liability to such party if the results of its due diligence inquiry (on Harp in the case of RENO, and on RENO in the case of Harp) are unsatisfactory to RENO or Harp, in their sole discretion, and in such event, neither party shall have any liability or obligation to the other party.

11.	Governing Law	This Letter of Intent shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

12.	Termination and Effects of Termination	The obligations of the parties to each other under this Letter of Intent shall terminate upon the first to occur of (i) the expiration of the Exclusivity Period, (ii) termination by RENO or Harp pursuant to Section 10 of this Letter of Intent or (iii) the execution and delivery of an Exchange Agreement among Harp, the Harp Shareholders, and RENO, provided that the provisions and obligations of the parties created by Sections 9 through 14 hereof shall survive the termination of this Letter of Intent. In the event of termination of this Letter of Intent by either party for any reason whatsoever, each party shall be responsible for its own professional fees, and other expenses incurred by it, subject to the break-fee set forth in Section 10.

13.	Confidentiality	Each of the parties to this Letter of Intent agrees to maintain the confidentiality of the terms of this Letter of Intent and the Transactions, and not to use any information it may learn about the other party for any purpose other than to consummate the Transactions. Further, no disclosure of any information concerning this Letter of Intent, the Transactions or any confidential information delivered by either party to the other pursuant to this Letter of Intent or the Transactions shall be disclosed to any other person unless such disclosure is reasonably necessary in connection with the purposes of this Letter of Intent and until such other person shall have first executed and delivered a written confidentiality agreement by which such person agrees to hold in confidence such confidential information. The obligations of the parties (and of such other persons to whom confidential information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable law, governmental regulation, stock exchange rule or court order. Notwithstanding anything to the contrary contained in this Section 13, RENO shall be permitted to issue a press release disclosing the material terms of the Transaction contemplated hereby, and (b) file a Current Report on Form 8-K, including this Letter of Intent as exhibits thereto, with the Commission within the time required by the Exchange Act.

14.	Notices	Any notices desired, required, or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses:

(i)	if to RENO, to the address first written above, Attention: Tony Fuller, Chief Executive Officer;

with a copy to McCarter & English and

(ii)	if to Harp, at the address set forth above, Attention: Shane Finnegan;

with a copy to Robert Webber and Stradling, Yocca, Carlson & Rauth.

15.	Modification; Counterparts	This Letter of Intent may be amended and modified only by a written agreement signed by all the parties specifically acknowledging and approving the modification. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter of Intent may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand

This Letter of Intent reflects the understanding of the parties concerning the matters described herein, and the parties intend to conclude the Transactions set forth herein. Any additional obligations of the parties with respect to the Transactions intended to be binding shall be memorialized by the execution and delivery of the definitive Exchange Agreement and the related documentation.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Letter of Intent as of the day and year first above written.

Very truly yours,

Renovare Environmental, Inc.

By:	/s/ Anthony Fuller
Name:	Anthony Fuller
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

HARP:

Harp Renewables Limited

By:	/s/ Robert Webber
Name:	Robert Webber
Title:	CEO

Harp Electrical Eng. Limited

By:	/s/ Shane Finnegan
Name:	Shane Finnegan
Title:	President